Exhibit 99.1

Eikon Therapeutics Reports Third Quarter 2026 Financial Results

and Provides Clinical Updates

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Presented seven posters at the 2026 European Society for Medical Oncology (ESMO) Congress highlighting progress across the oncology portfolio, including clinical data from Eikon’s PARP1-selective inhibitor and Werner (WRN) helicase inhibitor programs and updated EIK1001 data from TeLuRide-005, a Phase 2 trial in non-small cell lung cancer (NSCLC)

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Dosed first patient in TeLuRide-008, a registrational Phase 2/3 trial of EIK1001 in combination with pembrolizumab and chemotherapy in NSCLC

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Submitted an Investigational New Drug (IND) application for EIK1006, a novel non-lutamide androgen receptor (AR) antagonist with broad activity against wild type and AR variants associated with treatment failure in patients with prostate cancer

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Appointed Ching-Pin Chang, M.D., Ph.D., as Chief Scientific Officer

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Ended third quarter 2026 with $461.7 million in cash, cash equivalents and marketable securities; updating runway guidance into the first quarter of 2028 based on continued fiscal discipline and operating leverage

MILLBRAE, Calif., November 12, 2026 -- Eikon Therapeutics, Inc. (Nasdaq: EIKN) (Eikon), a late-stage clinical biopharmaceutical company dedicated to developing innovative medicines to address serious unmet medical needs, today reported third quarter 2026 financial results and provided updates on its programs.

“The third quarter was marked by important progress across Eikon’s oncology programs,” said Roger M. Perlmutter, M.D., Ph.D., Chief Executive Officer and Board Chair of Eikon. “At the 2026 ESMO Congress, we presented updated results from TeLuRide-005, providing additional evidence of durable anti-tumor activity for EIK1001 in combination with standard-of-care therapy in squamous NSCLC, building on earlier data in non-squamous NSCLC that we shared at ASCO. We also presented encouraging activity and tolerability data across our selective PARP1 inhibitor programs, supporting their continued development, alongside initial findings from our WRN inhibitor program. Taken together, these findings demonstrate the breadth of our clinical portfolio and reflect our broader mission at Eikon to translate rigorous science into innovative medicines with the potential to address important unmet needs in cancer therapy.”

Clinical Development Highlights

EIK1001

EIK1001 is a systemically administered TLR 7/8 dual-agonist designed to stimulate both innate and adaptive immune responses to malignancy. Intravenous administration of EIK1001 has been observed to be generally well-tolerated, shown a pharmacodynamic profile consistent with systemic immune responses, and can be combined with current standard-of-care.

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On October 26, 2026, Eikon presented updated data at the 2026 ESMO Congress from TeLuRide-005 (NCT06246110), an ongoing open-label Phase 2 trial evaluating the safety and tolerability of EIK1001 in combination with both pembrolizumab and histology-appropriate chemotherapy for the treatment of patients with NSCLC. Among other results, the presentation showed:
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Across the pooled efficacy-evaluable population (n=65), EIK1001 in combination with pembrolizumab and chemotherapy resulted in an objective response rate (ORR) of 63.1% and disease control rate (DCR) of 89.2% at a median follow-up of 17.2 months, with objective responses observed across all PD-L1 tumor proportion score (TPS) subgroups.
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In the squamous cohort, ORR was 72.4% and DCR was 100%, with a median duration of response (DOR) of 12.9 months at a median follow-up of 12.7 months.
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In the non-squamous cohort, ORR was 55.6% and DCR was 80.6%, with a median DOR of 11.2 months at a median follow-up of 17.9 months.
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The combination was generally well-tolerated, with an adverse event profile similar to standard-of-care alone and a tolerability profile supportive of systemic administration of EIK1001 in an outpatient setting.
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On July 27, 2026, Eikon announced dosing of the first patient in TeLuRide-008 (NCT07365319), a Phase 2/3 registrational trial evaluating EIK1001 in combination with pembrolizumab and histology-appropriate chemotherapy as first-line therapy for treatment-naïve patients with stage 4 NSCLC. The trial is actively enrolling, with a prespecified interim analysis for dose selection anticipated in the second half of 2027.

EIK1003 & EIK1004

EIK1003 and EIK1004 are highly selective PARP1 inhibitors designed to inhibit PARP1 while sparing PARP2, thereby promoting tumor regression by targeting the DNA damage response of cancer cells. EIK1004 was specifically engineered to penetrate the central nervous system (CNS), potentially expanding the utility of selective PARP1 inhibition to tumors involving the brain. The selectivity of EIK1003 and EIK1004 may enable the development of near full-dose combination regimens with chemotherapy, antibody-drug conjugates, or radionuclides, in earlier lines of therapy than currently possible with non-selective PARP inhibitors, and potentially allow for more sustained therapeutic dosing during maintenance treatment.

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On October 23, 2026, Eikon presented updated and initial clinical data at the 2026 ESMO Congress from its ongoing Phase 1/2 trial evaluating EIK1003 as a monotherapy and in combination with anti-cancer agents in participants with advanced solid tumors (NCT06253130). Among other results, the presentations showed:
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In Cohort 1A, evaluating EIK1003 monotherapy, EIK1003 was generally well-tolerated across multiple dose levels. Among 49 efficacy-evaluable participants, the ORR was 14.3% overall and 31.3% among PARP inhibitor-naïve participants.
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In Cohort 1B, evaluating EIK1003 in combination with abiraterone in patients with metastatic prostate cancer, the combination demonstrated a favorable tolerability profile and preliminary anti-tumor activity, including an ORR of 20.8% among 24 RECIST-evaluable participants and a prostate-specific antigen (PSA) response (greater than or equal to 50% from baseline) in 30.8% of PSA-evaluable participants.
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In Cohort 1C, evaluating EIK1003 in combination with weekly paclitaxel in patients with ovarian or breast cancer that had failed appropriate therapy, signals of anti-tumor activity were observed, with an ORR of 26.4% among 53 efficacy-evaluable participants, including one confirmed complete response and 13 partial responses, and with 86% of responders having had prior taxane exposure.
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On October 23, 2026, Eikon also presented initial clinical data at the 2026 ESMO Congress from its ongoing Phase 1/2 trial evaluating EIK1004 (NCT06907043). EIK1004 was generally well-tolerated, with minimal hematologic toxicity, across multiple dose levels. Among 58 efficacy-evaluable participants, ORR was 12.1% and DCR was 62.1%, with responses observed in breast, ovarian and prostate cancers.

EIK1005

EIK1005 is a novel molecular entity, designed to inhibit the Werner (WRN) helicase, that emerged from original research conducted in Eikon’s laboratories. EIK1005 has the potential to be an effective anti-tumor agent for microsatellite instability-high (MSI-high) tumors by producing synthetic lethality in MSI-high cells that depend upon the WRN helicase salvage pathway to maintain genome integrity.

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On October 23, 2026, Eikon presented preliminary clinical data at the 2026 ESMO Congress from EIK1005-002, an ongoing Phase 1/2 trial evaluating EIK1005 as monotherapy and in combination with pembrolizumab in participants with advanced solid tumors (NCT07262619). Among other results, the presentation showed:
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EIK1005 was generally well tolerated and demonstrated a pharmacokinetic profile supporting once-weekly administration.
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6 of 8 efficacy-evaluable participants in the monotherapy dose-escalation portion achieved stable disease (SD), all of whom had confirmed DNA mismatch repair deficiency (dMMR) or MSI-high tumors.
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The first participant enrolled in the combination dose-escalation portion with pembrolizumab achieved a partial response at the first post-baseline scan.

EIK1006

EIK1006 is an internally-derived clinical candidate and is being investigated as a potential next-generation androgen receptor (AR) antagonist with activity against wild type and multiple clinically important genetic variants of AR that emerge during treatment with conventional AR antagonists. Preclinically, Eikon scientists have shown that EIK1006 binds to the ligand binding domain of AR and blocks its nuclear translocation, thereby inhibiting AR transcriptional activity and downstream signaling.

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On October 14, 2026, Eikon submitted an IND application to the U.S. Food and Drug Administration (FDA) to evaluate EIK1006 for the treatment of advanced metastatic prostate cancer.

Key Upcoming Milestones

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EIK1001: Prespecified interim analysis for advancement to Phase 3 for TeLuRide-006, a registrational Phase 2/3 trial of EIK1001 in combination with pembrolizumab in advanced melanoma, is anticipated in the first half of 2027, and prespecified interim analysis for dose selection in the ongoing TeLuRide-008 Phase 2/3 trial of EIK1001 in combination with pembrolizumab and histology-appropriate chemotherapy as first-line treatment for patients with stage 4 NSCLC is anticipated in the second half of 2027.

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EIK1003: Eikon expects initial results from Cohort 1D of the ongoing Phase 1/2 study evaluating EIK1003 in combination with paclitaxel and platinum-based chemotherapy in the second half of 2027, and expects to complete the ongoing Phase 2 dose-optimization portion of the EIK1003 trial in the second half of 2027.
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EIK1004: Eikon plans to initiate a combination arm in the Phase 1/2 study to evaluate EIK1004 with docetaxel in patients with castrate-resistant prostate cancer and expects to report initial results from that combination arm in the second half of 2027.
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EIK1005: Eikon expects additional results from the Phase 1/2 study evaluating EIK1005 in combination with pembrolizumab in the first half of 2027 and complete results from the EIK1005 monotherapy portion of the trial in the second half of 2027.
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EIK1006: Subject to FDA clearance, Eikon plans to initiate a Phase 1/2 study in metastatic prostate cancer and anticipates preliminary safety and efficacy data to be available in the second half of 2027.

Third Quarter 2026 Corporate Highlights

Appointment of Ching-Pin (CP) Chang, M.D., Ph.D., as Executive Vice President and Chief Scientific Officer

On September 3, 2026, Eikon appointed Ching-Pin “CP” Chang, M.D., Ph.D., as Executive Vice President and Chief Scientific Officer. Dr. Chang is a physician-scientist with more than two decades of experience spanning academic medicine, fundamental research and drug discovery. He joined Eikon from Bristol Myers Squibb, where he most recently served as Vice President, Head of Cardiovascular Discovery Biology and Translational Pharmacology. Previously, he served in research leadership roles at Gilead Sciences, at MyoKardia and held academic positions at Stanford University and at the Indiana University School of Medicine.

Third Quarter 2026 Financial Results

Cash Position: As of September 30, 2026, Eikon had cash, cash equivalents, and marketable securities of $461.7 million. Net cash used in operating activities was $224.0 million for the nine months ended September 30, 2026. Eikon expects its current cash, cash equivalents, and marketable securities to fund operations into the first quarter of 2028.

Research and Development (R&D) Expenses: R&D expenses were $71.8 million for the three months ended September 30, 2026 compared to $59.3 million for the three months ended September 30, 2025, an increase of $12.5 million, or 21%. Direct research and development expenses increased $9.2 million as we advanced our clinical trial activity, and compensation costs increased $3.0 million.

General and Administrative (G&A) Expenses: G&A expenses were $18.7 million for the three months ended September 30, 2026, compared to $15.4 million for the three months ended September 30, 2025, an increase of $3.3 million, or 21%. This increase was primarily due to $1.5 million higher professional fees from consulting and legal expenses and $1.1 million higher other operating expenses, primarily IT expenses.

Net Loss: Net loss attributable to common stockholders was $86.1 million for the third quarter of 2026, as compared to $71.1 million for the prior-year period.

“We ended the third quarter with $461.7 million in cash and are updating our runway guidance into the first quarter of 2028, through the key clinical milestones anticipated in 2027,” said Freddie Bowie, Ph.D., Chief Financial Officer. “We have remained focused on disciplined capital allocation. Operating expenses for the nine months ended September 30, 2026 increased 6% year over year, with G&A down 24% and R&D representing 80% of the total. We are concentrating investment behind our most advanced programs and tying incremental spending to clinical milestones, with the goal of creating long-term shareholder value.”

About Eikon Therapeutics

Eikon is a late-stage clinical biopharmaceutical company dedicated to building a global, fully integrated organization developing innovative medicines to address serious unmet medical needs. Eikon’s initial focus is oncology, where it is advancing a pipeline of drug candidates targeting areas of high unmet need that could eventually become critical medicines for the treatment of various cancers. Eikon deploys its technology platform, including its proprietary single molecule tracking system, to develop internally derived novel therapies, while also leveraging the deep expertise of its management team to in-license promising assets. Eikon’s vision is to become a generational leader, by purposefully integrating traditional biology research with advanced engineering to develop better medicines faster. For more information, visit www.eikontx.com.

Forward-Looking/Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not historical facts are hereby identified as forward-looking statements for this purpose. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the therapeutic potential, safety, and efficacy of Eikon’s product candidates; the timing for anticipated data readouts; expected milestones and business objectives for 2026 and beyond, including the anticipated cash runway into the first quarter of 2028; and other statements regarding Eikon’s future operations, financial performance, financial position, prospects, objectives, strategies and other future events.

These forward-looking statements are based upon management’s current expectations and assumptions, and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: Eikon’s limited operating history; its significant net losses incurred since inception and the likelihood of incurring additional losses for the foreseeable future; its need for substantial additional funding; the early stage of development of many of its product candidates and the possibility that its product candidates may fail in development; its dependence on the success of its current product candidates; its ability to leverage its technology platform to enable more informed drug research and development; legal and regulatory risks; intellectual property-related risks; and those risks, uncertainties and other factors discussed under the caption “Risk Factors” and elsewhere in Eikon’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, filed with the Securities and Exchange Commission (SEC) on November 12, 2026, and in other public filings with the SEC in the future.

As a result, you should not place undue reliance on any forward-looking statements. The forward-looking statements made in this press release speak only as of the date of this press release, and Eikon undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:

Investors

Alfred “Freddie” Bowie, Ph.D., CFO

ir@eikontx.com

Media

Colin Sanford

colin@bioscribe.com

Eikon Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(Unaudited)

	(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$ 71,826	$ 59,313	$ 217,333	$ 185,089
General and administrative	18,726	15,438	53,950	70,688
Total operating expenses	90,552	74,751	271,283	255,777
Loss from operations	(90,552)	(74,751)	(271,283)	(255,777)
Interest income (expense), net	4,486	3,613	13,903	11,207
Other income (expense), net	(46)	(1)	(99)	(23)
Net loss and comprehensive loss	(86,112)	(71,139)	(257,479)	(244,593)
Impact of preferred stock extinguishments and modifications	—	—	—	(9,396)
Net loss attributable to common stockholders	$ (86,112)	$ (71,139)	$ (257,479)	$ (253,989)
Net loss per share attributable to common stockholders, basic and diluted	$ (1.59)	$ (24.24)	$ (5.43)	$ (89.06)
Weighted-average shares of common stock outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	54,168,268	2,934,921	47,412,330	2,851,910

Eikon Therapeutics, Inc.

Condensed Balance Sheet Data

(in thousands)

(Unaudited)

	(in thousands)
	September 30, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$ 461,717	$ 335,975
Total assets	706,201	594,734
Total liabilities	321,908	312,298
Total stockholders’ equity (deficit)	384,293	(879,034)